Exhibit 99.1
News Release

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 26, 2009
ELS REPORTS FOURTH QUARTER RESULTS
Stable Core Performance
          CHICAGO, IL — January 26, 2009 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and year ended December 31, 2008.
     a) Financial Results
          For the fourth quarter 2008, Funds From Operations (“FFO”) were $20.6 million, or $0.67 per share on a fully-diluted basis, compared to $21.8 million, or $0.72 per share on a fully-diluted basis for the same period in 2007. For the year ended December 31, 2008, FFO was $97.6 million, or $3.20 per share on a fully-diluted basis, compared to $92.8 million, or $3.05 per share on a fully-diluted basis for the same period in 2007.
          Net income available to common stockholders totaled $0.0 million, or $0.00 per share on a fully-diluted basis for the quarter ended December 31, 2008. This compares to net income available to common stockholders of $4.7 million, or $0.19 per share on a fully-diluted basis for the same period in 2007. Net income available to common stockholders totaled $18.3 million, or $0.74 per share on a fully-diluted basis for the year ended December 31, 2008. This compares to net income available to common stockholders of $32.1 million, or $1.31 per share on a fully-diluted basis for the year ended December 31, 2007.
          The results for the quarter and year ended December 31, 2007 include an adjustment to the expense the Company incurred in connection with its 2005 defeasance transaction. This adjustment of approximately $1.1 million of additional FFO, or approximately $0.9 million of net income available to common stockholders, was included in income from other investments, net. The results for the year ended December 31, 2007 also included a gain from the sale of discontinued real estate of approximately $12.0 million, or $0.40 of net income per share on a fully-diluted basis.
          The results for the quarter and year ended December 31, 2008 include, due to our August 14, 2008 acquisition of Privileged Access, a deferral of approximately: 1) $5.7 million and $10.6 million, respectively, of non-refundable upfront payments from the sale of right-to-use contracts which will be amortized over the estimated customer life, and 2) $2.0 million and $3.6 million, respectively, of commissions paid on the sale of right-to use contracts which will also be amortized on the same method as the deferred sales revenue. The net deferral for the quarter and year ended December 31, 2008 is approximately $3.7 million and $7.0 million, respectively, or $0.12 and $0.23, respectively, of net income per share on a fully-diluted basis.
          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.

     b) Portfolio Performance
          Fourth quarter 2008 property operating revenues were $110.3 million, compared to $91.1 million in the fourth quarter of 2007. Our property operating revenues for the year ended December 31, 2008 were $419.3 million, compared to $376.2 million for the year ended December 31, 2007.
          For the quarter ended December 31, 2008, our Core property operating revenues increased approximately 3.6 percent and Core property operating expenses increased approximately 3.3 percent, resulting in an increase of approximately 3.8 percent to income from Core property operations over the quarter ended December 31, 2007. For the year ended December 31, 2008, our Core property operating revenues increased approximately 3.8 percent and Core property operating expenses increased approximately 4.5 percent, resulting in an increase of approximately 3.1 percent to income from Core property operations over the year ended December 31, 2007.
          For the quarter ended December 31, 2008, the Company had 55 new home sales (including eight third-party dealer sales); a 41.5 percent decrease as compared to the quarter ended December 31, 2007. Gross revenues from home sales were $3.6 million for the quarter ended December 31, 2008, compared to $6.6 million for the quarter ended December 31, 2007. Net loss from home sales and other was ($3.0) million for the quarter ended December 31, 2008, compared to a net loss from home sales and other of ($1.0) million for the same period last year. Net loss from home sales and other for the quarter and year ended December 31, 2008 includes a $1.5 million increase to cost of inventory home sales related to inventory carrying values. For the year ended December 31, 2008, the Company had 378 new home sales (including 71 third-party dealer sales), a 14.1 percent decrease compared to the same period in 2007. Gross revenues from home sales were $21.8 million for the year ended December 31, 2008, compared to $33.3 million for the same period in 2007. Net loss from home sales and other was ($5.7) million for the year ended December 31, 2008 compared to a net loss from home sales and other of ($1.0) for the year ended December 31, 2007.
          Property management expenses were $25.5 million for the year ended December 31, 2008, compared to $18.4 million for the same period last year. A significant portion of the increase in property management expenses was due to the acquisition and consolidation of Privileged Access and the 82 Company properties that Privileged Access had been leasing and operating prior to the acquisition.
     c) Asset-related Transactions
          The Company currently has two all-age properties held for disposition, which are in various stages of negotiations for sale. The Company plans to either reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit.
     d) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.94 percent per annum. Our unsecured debt balance currently consists of approximately $56 million outstanding on our lines of credit, which have a current availability of approximately $314 million. Interest coverage was approximately 2.1 times in the quarter ended December 31, 2008.
          During the quarter ended December 31, 2008, the Company closed on approximately $91 million of new financing with a weighted average interest rate of 6.22 percent per annum secured by six manufactured home communities. The Company used the proceeds to pay off eight maturing mortgages totaling approximately $68 million with a weighted average interest rate of 5.36 percent per annum. The remaining proceeds were used to pay down the Company’s line of credit on January 2, 2009.
          The Company has approximately $75 million of secured mortgage debt that matures in 2009. We recently locked a rate of 6.375 percent on approximately $56 million of financing with Fannie Mae on two currently unencumbered manufactured home properties. However, there can be no assurance as to the amounts, timing, terms or certainty of our anticipated financing.
     e) Board of Directors
          Effective February 1, 2009, David Contis will join ELS’ Board of Directors, increasing the total Directors to nine. Mr. Contis has been President of Real Estate for Equity Group Investments, L.L.C., a diversified holding company for real estate and corporate investments of Samuel Zell and the Zell family trusts, since 2006. Mr. Contis was Executive Vice President and Chief Operating Officer of The Macerich Company, a shopping center real estate investment trust from May 1997 to October 2006. Don Chisholm, a member of our Board of Directors since 1993 has informed the Board of Directors that he will retire on April 1, 2009, at which time the Board of Directors will be reduced to eight members.
     f) Executive Officers
          Effective February 1, 2009, the Company will be separating its asset management and property management function. Roger Maynard will be our Executive Vice President — Asset Management and Ellen Kelleher will be our Executive Vice President — Property Management and continue as Secretary. Michael Berman, our Executive Vice President and Chief Financial Officer, will add the Company’s legal function to his responsibilities and Marguerite Nader will be our Executive Vice President — Sales and Marketing.
     g) Guidance
          Guidance for 2009 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.45 to $3.65 for the year ending December 31, 2009 and in the range of $1.03 to $1.13 for the quarter ending March 31, 2009. The Company estimates income from Core property operations, excluding property management expenses, is expected to grow from approximately 3.0 to 4.0 percent over 2008. Excluding property management expenses, the 2009 Core properties contributed $229 million to income from property operations in 2008.
          The Company’s guidance range acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2009 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2009 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during 2009; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 309 quality properties in 28 states and British Columbia consisting of 112,076 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on January 27, 2009.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	in the properties we recently started operating as a result of our acquisition of Privileged Access and all properties, our ability to control costs, property market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the properties previously leased by Privileged Access under Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Property Operations:
Community base rental income	$61,815	$59,743	$245,833	$236,933
Resort base rental income	24,903	23,036	111,876	102,372
Right-to-use annual payments	12,921	—	19,667	—
Right-to-use contracts current period, gross	5,948	—	10,951	—
Right-to-use contracts, deferred, net of prior period amortization	(5,671)	—	(10,611)	—
Utility and other income	10,411	8,298	41,633	36,849

Property operating revenues	110,327	91,077	419,349	376,154

Property operating and maintenance	42,516	31,662	152,363	127,342
Real estate taxes	6,745	5,783	29,457	27,429
Sales and marketing, gross	4,018	—	7,116	—
Sales and marketing, deferred commissions, net	(2,046)	—	(3,644)	—
Property management	8,468	4,445	25,451	18,385

Property operating expenses	59,701	41,890	210,743	173,156

Income from property operations	50,626	49,187	208,606	202,998

Home Sales Operations:
Gross revenues from inventory home sales	3,591	6,566	21,845	33,333
Cost of inventory home sales	(5,095)	(6,349)	(24,069)	(30,713)

Gross (loss) profit from inventory home sales	(1,504)	217	(2,224)	2,620
Brokered resale revenues, net	189	280	1,094	1,528
Home selling expenses	(1,146)	(1,710)	(5,776)	(7,555)
Ancillary services revenues, net	(531)	213	1,197	2,436

(Loss) income from home sales and other	(2,992)	(1,000)	(5,709)	(971)

Other Income and Expenses:
Interest income	1,529	274	3,095	1,732
Income from other investments, net	608	7,069	17,006	22,476
General and administrative	(5,069)	(4,445)	(20,617)	(15,591)
Rent control initiatives	412	(500)	(1,555)	(2,657)
Interest and related amortization	(24,826)	(25,650)	(99,430)	(103,070)
Depreciation on corporate assets	(124)	(100)	(390)	(437)
Depreciation on real estate assets	(16,529)	(16,322)	(66,193)	(63,554)

Total other expenses, net	(43,999)	(39,674)	(168,084)	(161,101)

Income before minority interest, equity in income of unconsolidated joint ventures and discontinued operations	3,635	8,513	34,813	40,926

Income allocated to Common OP Units	17	(989)	(4,265)	(5,322)
Income allocated to Perpetual OP Units	(4,040)	(4,039)	(16,144)	(16,140)
Equity in income of unconsolidated joint ventures	308	648	3,753	2,696

Income from continuing operations	(80)	4,133	18,157	22,160

Discontinued Operations:
Discontinued operations	80	55	257	289
Gain (Loss) on sale from discontinued real estate	1	592	(79)	12,036
(Income) allocated to Common OP Units from discontinued operations	(14)	(124)	(32)	(2,383)

Income from discontinued operations	67	523	146	9,942

Net income available for Common Shares	$(13)	$4,656	$18,303	$32,102

Net income per Common Share — Basic	$0.00	$0.19	$0.75	$1.33
Net income per Common Share — Fully Diluted	$0.00	$0.19	$0.74	$1.31

Average Common Shares — Basic	24,765	24,161	24,466	24,089
Average Common Shares and OP Units — Basic	30,202	29,997	30,140	29,959
Average Common Shares and OP Units — Fully Diluted	30,505	30,439	30,498	30,414

Equity LifeStyle Properties, Inc.
(Unaudited)
Reconciliation of Net Income to FFO and FAD
(amounts in 000s, except for per share data)

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007

Computation of funds from operations:
Net income	$(13)	$4,656	$18,303	$32,102
Income allocated to common OP Units	(3)	1,113	4,297	7,705
Right-to-use contract sales, deferred, net (1)	5,671	—	10,611	—
Right-to-use contract commissions, deferred, net(2)	(2,046)	—	(3,644)	—
Depreciation on real estate assets and other	16,529	16,322	66,193	63,554
Depreciation on unconsolidated joint ventures	426	339	1,776	1,427
(Gain) loss on the sale of property	(1)	(592)	79	(12,036)

Funds from operations (FFO)	$20,563	$21,838	$97,615	$92,752

Non-revenue producing improvements to real estate	(4,803)	(3,608)	(15,319)	(14,458)

Funds available for distribution (FAD)	$15,760	$18,230	$82,296	$78,294

FFO per Common Share — Basic	$0.68	$0.73	$3.24	$3.10
FFO per Common Share — Fully Diluted	$0.67	$0.72	$3.20	$3.05

FAD per Common Share — Basic	$0.52	$0.61	$2.73	$2.61
FAD per Common Share — Fully Diluted	$0.52	$0.60	$2.70	$2.57

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales, if any.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions, if any.
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access(1)		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007	2008	2007
Community base rental income	$61,815	$59,743	—	—	$61,815	$59,743
Resort base rental income	22,422	23,036	2,481	—	24,903	23,036
Right-to-use annual payments	—	—	12,921	—	12,921	—
Right-to-use contracts current period, gross	—	—	5,948	—	5,948	—
Utility and other income	9,020	8,298	1,391	—	10,411	8,298

Property operating revenues excluding deferrals	93,257	91,077	22,741	—	115,998	91,077

Property operating and maintenance	31,836	31,662	10,680	—	42,516	31,662
Real estate taxes	5,810	5,783	935	—	6,745	5,783
Sales and marketing, gross	—	—	4,018	—	4,018	—

Property operating expenses excluding deferrals	37,646	37,445	15,633	—	53,279	37,445

Income from property operations, excluding deferrals and Property management	55,611	53,632	7,108	—	62,719	53,632

Right-to-use contract sales deferred, net	—	—	(5,671)	—	(5,671)	—
Right-to-use contract commissions deferred net	—	—	2,046	—	2,046	—

Income from property operations, excluding Property management	55,611	53,632	3,483	—	59,094	53,632

Property management					8,468	4,445

Income from property operations					$50,626	$49,187

(1)	Amounts included are from the period from August 14, 2008 to December 31, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.

Equity LifeStyle Properties, Inc.
(Unaudited)
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access(1)		Consolidated
	Year Ended		Year Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007	2008	2007
Community base rental income	$245,833	$236,933	—	—	$245,833	$236,933
Resort base rental income	106,990	102,372	4,886	—	111,876	102,372
Right-to-use annual payments	—	—	19,667	—	19,667	—
Right-to-use contracts current period, gross	—	—	10,951	—	10,951	—
Utility and other income	39,421	36,849	2,212	—	41,633	36,849

Property operating revenues excluding deferrals	392,244	376,154	37,716	—	429,960	376,154

Property operating and maintenance	134,728	127,342	17,635	—	152,363	127,342
Real estate taxes	28,110	27,429	1,347	—	29,457	27,429
Sales and marketing, gross	—	—	7,116	—	7,116	—

Property operating expenses excluding deferrals	162,838	154,771	26,098	—	188,936	154,771

Income from property operations, excluding deferrals and Property management	229,406	221,383	11,618	—	241,024	221,383

Right-to-use contract sales deferred, net	—	—	(10,611)	—	(10,611)	—
Right-to-use contract commissions deferred net	—	—	3,644	—	3,644	—

Income from property operations, excluding Property management	229,406	221,383	4,651	—	234,057	221,383

Property management					25,451	18,385

Income from property operations					$208,606	$202,998

(1)	Amounts included are from the period from August 14, 2008 to December 31, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.
Total Common Shares and OP Units Outstanding:

	As Of	As Of
	December 31,	December 31,
	2008	2007
Total Common Shares Outstanding	25,051,322	24,348,517
Total Common OP Units Outstanding	5,366,741	5,836,043

Selected Balance Sheet Data:
	December 31,	December 31,
	2008	2007
	(amounts in 000s)	(amounts in 000s)
Total real estate, net	$1,930,949	$1,901,904
Cash and cash equivalents	$45,312	$5,785
Total assets	$2,091,647	$2,033,695

Mortgage notes payable	$1,569,403	$1,556,392
Unsecured debt	$93,000	$103,000
Total liabilities	$1,795,413	$1,744,978
Minority interest	$217,528	$217,776
Total stockholders’ equity	$78,706	$70,941

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of December 31, 2008:

Sites
Community sites (1)	44,800
Resort sites:
Annuals	20,100
Seasonal	8,800
Transient	8,800
Membership (2)	24,300
Joint Ventures (3)	5,200

112,000

(1)	Includes 655 sites from discontinued operations.

(2)	Sites primarily utilized by approximately 120,000 members.

(3)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.
Manufactured Home Site Figures and Occupancy Averages:(1)

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Total Sites	44,229	44,160	44,187	44,157
Occupied Sites	39,923	39,927	39,943	39,919
Occupancy %	90.3%	90.4%	90.4%	90.4%
Monthly Base Rent Per Site	$516	$499	$513	$495
Core (2) Monthly Base Rent Per Site	$516	$499	$513	$495

	Quarters Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Home Sales: (1) (Dollar amounts in thousands)
New Home Sales Volume (3)	55	94	378	440
New Home Sales Gross Revenues	$3,065	$6,071	$19,013	$31,116

Used Home Sales Volume (4)	105	72	407	296
Used Home Sales Gross Revenues	$526	$495	$2,832	$2,217

Brokered Home Resale Volume	151	198	786	967
Brokered Home Resale Revenues, net	$189	$280	$1,094	$1,528

(1)	Results of continuing operations, excludes discontinued operations

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The Core Portfolio includes all Properties acquired prior to December 31, 2006 and which were owned and operated during the year ended December 31, 2008. However, the Core Portfolio excludes Tropical Palms due to the long-term ground lease for the Property, which commenced on July 15, 2008.

(3)	Quarter and year ended December 31, 2008, includes eight and 71 third-party dealer sales, respectively. Quarter and year ended December 31, 2007, include eight and 45 third-party dealer sales, respectively.

(4)	Quarter and year ended December 31, 2008, includes zero and one third-party dealer sales, respectively. Quarter and year ended December 31, 2007, includes four and nine third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)
Earnings and FFO per Common Share Guidance
on a fully diluted basis (unaudited):

	First Quarter 2009		Full Year 2009
	Low	High	Low	High
Projected net income available for Common Shares	$0.31	$0.41	$0.46	$0.66
Projected depreciation	0.57	0.57	2.28	2.28
Projected net deferral of right-to-use sales and commissions	0.15	0.15	0.71	0.71

Projected FFO available to common shareholders	$1.03	$1.13	$3.45	$3.65

Non-GAAP Financial Measures
     Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.